Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Public Offering of Common Stock

GREENWOOD VILLAGE, CO., February 24, 2014 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that it intends to offer 8,000,000 shares of its common stock in a proposed underwritten public offering.

Citigroup Global Markets Inc. and Jefferies LLC are acting as joint book-running managers for the offering. Ampio expects to grant the underwriters a 30-day option to purchase additional shares of common stock at the offering price, representing 15% of the total offering amount. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The public offering will be made pursuant to shelf registration statements on Form S-3 that were filed with the Securities and Exchange Commission (“SEC”) and are effective. A preliminary prospectus supplement and accompanying base prospectuses relating to the offering will be filed with the SEC. The public offering will be made only by means of the preliminary prospectus supplement and accompanying base prospectuses relating to the offering, copies of which may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at batprospectusdept@citi.com, or by phone at (800) 831-9146; and Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, or by email at Prospectus_Department@jefferies.com, or by phone at (877) 547-6340.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the completion, timing and size of the proposed public offering, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including under the preliminary prospectus supplement and accompanying prospectuses relating to the proposed public offering, as well as Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

April Ramirez

Operations Coordinator

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6500

Email: aramirez@ampiopharma.com